Exhibit 99.1

United States Lime & Minerals, Inc. – News Release

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400
UNITED STATES LIME & MINERALS REPORTS
RECORD SECOND QUARTER 2006 RESULTS
     Dallas, Texas, July 27, 2006 — United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported record second quarter 2006 results: Revenues increased to $31,934,000 from $21,582,000 in the comparable prior year quarter, an increase of $10,352,000, or 48.0%. Revenues from the Company’s lime and limestone operations increased $9,242,000, or 42.8%, in the second quarter 2006 compared to the comparable 2005 quarter, including $4,275,000 of revenues from the Company’s St. Clair (Oklahoma) operations acquired at the end of 2005. For the six months ended June 30, 2006, revenues increased to $60,231,000 from $41,354,000 for the comparable period 2006, an increase of $18,877,000, or 45.6%. Revenues from the Company’s lime and limestone operations increased $17,189,000, or 41.6%, including $9,060,000 of revenues from the St. Clair operations. Revenues from the Company’s natural gas interests totaled $1,110,000 and $1,688,000 in the second quarter and first half 2006, respectively.
     The Company reported net income of $4,343,000 ($0.69 per share diluted) in the second quarter 2006 compared to net income of $2,909,000 ($0.49 per share diluted) in the second quarter 2005, an increase of $1,434,000, or 49.3%. For the first six months 2006, the Company’s net income before cumulative effect of change in accounting principle increased to $7,190,000 ($1.15 per share diluted), compared to net income of $4,404,000 ($0.74 per share diluted) during the comparable 2005 period, an increase of $2,786,000, or 63.3%. Net income for the first half 2006 included a reduction of $550,000 ($0.09 per share diluted) for the cumulative effect of change in accounting principle, reflecting the write off of deferred stripping costs ($740,000, less $190,000 income tax benefit), as now required by EITF Issue No. 04-6. After giving effect for this change in accounting principle, the Company reported net income of $6,640,000 ($1.06 per share diluted) for the six months ended June 30, 2006, compared to net income of $4,404,000 ($0.74 per share diluted) for the first half 2005, an increase of $2,236,000, or 50.8%. The Company recognized stock-based compensation expense related to stock options in accordance with SFAS 123(R) of $172,000 ($130,000, or $0.02 per share diluted, net of income tax benefit) in the second quarter 2006 and $217,000 ($175,000, $0.03 per share diluted, net of income tax benefit) in the first half 2006.
     The Company’s gross profit was $8,401,000 for the second quarter 2006, compared to $5,764,000 for the comparable 2005 quarter, an increase of $2,637,000, or 45.7%. For the first half 2006, gross profit was $14,797,000 compared to $10,153,000 for the comparable 2005 period, an increase of $4,644,000, or 45.7%. Included in gross profit for the 2006 second quarter and first half were $830,000 and $1,332,000, respectively, from the Company’s natural gas interests and $347,000 and $938,000, respectively, from the St. Clair operations. The increases in revenues and gross profit from lime and limestone operations were primarily due to average price increases for the Company’s products of approximately 8.5% and 8.3% in the second quarter and first half 2006, respectively, compared to the comparable 2005 periods and increased sales volumes from the Company’s Arkansas plant, as well as the revenues and gross profit from the St. Clair operations.
     “Lime demand from our steel customers remained strong during the second quarter and is continuing into the third quarter,” said Timothy W. Byrne, President and Chief Executive Officer. “Even with a decline of approximately $1.35 per MCF in average natural gas prices received during the second quarter compared to the first quarter, we are pleased to report that our natural gas production volumes more than doubled resulting in a 65% increase in gross profit from our natural gas interests compared to the first quarter 2006,” Mr. Byrne added. “The construction schedule for the third kiln in Arkansas has slipped slightly, primarily due to slow equipment delivery and a shortage of skilled labor to construct the kiln. We currently anticipate bringing it on line this fall.”
     The Company’s natural gas interest revenues were from its 20% royalty and 20% working interests in four gas wells drilled pursuant to the Company’s oil and gas lease covering its Johnson County, Texas property, which is located in the Barnett Shale Formation. The fourth well began production in early June 2006. The

Company is participating in two additional wells with completion expected in the third quarter 2006. Under the lease agreement, the operator is required to continually develop the lease properties. The Company currently intends to participate in additional wells expected to be drilled during 2006 and thereafter, but cannot predict the number that will be drilled or their results.
     United States Lime & Minerals, Inc., a Nasdaq-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products supplying primarily the construction, steel, municipal sanitation and water treatment, paper, chemical, roof shingle, agriculture and glass industries. The Company serves markets in the Southwestern and South-Central United States through its wholly owned subsidiaries, Arkansas Lime Company, Colorado Lime Company, Texas Lime Company, U.S. Lime Company, U.S. Lime Company – Shreveport and U.S. Lime Company – St. Clair. The Company also owns natural gas interests pursuant to an oil and gas lease on its Johnson County, Texas property, located in the Barnett Shale Formation.
     Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.
(Tables Follow)

United States Lime & Minerals, Inc.
Condensed Consolidated Financial Data
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
INCOME STATEMENTS	2006	2005	2006	2005
		As Restated (1)		As Restated (1)
Revenues
Lime and limestone operations	$30,824	$21,582	$58,543	$41,354
Natural gas interests	1,110	—	1,688	—

Total	$31,934	$21,582	$60,231	$41,354

Gross profit	$8,401	$5,764	$14,797	$10,153
Operating profit	$6,631	$4,450	$11,323	7,439

Interest expense	781	868	1,617	2,006
Other (income), net	(115)	(85)	(91)	(103)
Income tax expense	1,622	758	2,607	1,132

Net income before cumulative effect of change in accounting principle	$4,343	$2,909	$7,190	$4,404
Cumulative effect of change in accounting principle, net of $190 income tax benefit (2)	—	—	(550)	—

Net Income	$4,343	$2,909	$6,640	$4,404

Income per share of common stock:
Basic before cumulative effect of change in accounting principle	$0.70	$0.49	$1.17	$0.75
Cumulative effect of change in accounting principle	—	—	(0.09)	—

	$0.70	$0.49	$1.08	$0.75

Diluted before cumulative effect of change in accounting principle	$0.69	0.49	$1.15	$0.74
Cumulative effect of change in accounting principle	—	—	(0.09)	—

	$0.69	$0.49	$1.06	$0.74

Weighted average shares outstanding:
Basic	6,211	5,890	6,119	5,875
Diluted	6,337	5,998	6,265	5,991

	June 30,	December 31,
BALANCE SHEETS	2006	2005 (Audited)
Assets:
Current assets	$22,461	$21,994
Property, plant and equipment, net	116,501	99,301
Other assets, net	2,589	1,729

Total assets	$141,550	$123,024

Liabilities and Stockholders’ Equity:
Current liabilities	$15,885	$11,455
Debt, excluding current installments	55,803	51,667
Other liabilities	1,673	1,681
Stockholders’ equity	67,587	58,221

Total liabilities and stockholders’ equity	$141,550	$123,024

(1)	Lime and limestone revenues for the three months and six months ended June 30, 2005 have been restated to include $4,251,000 and $8,557,000, respectively of external freight billed to customers with related costs included in costs of revenues, resulting in no change in gross profit, operating profit or net income.

(2)	Reflects the write-off, as now required by EITF Issue No. 04-6, of $740,000 of deferred stripping costs that were being carried as capitalized other assets on the Company’s balance sheet.
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